“** Confidential Treatment Requested”
Indicates portions of this document that have been deleted and have been separately filed with the Securities and Exchange Commission.

MASTER SERVICES AGREEMENT

by and between

Eurobancshares, Inc., a Commonwealth of Puerto Rico Corporation

and

Telefonica USA, Inc., a Florida corporation authorized to do business in Puerto Rico, d/b/a
Telefonica Empressas as of

August 6, 2007

TABLE OF SCHEDULES

Schedule 3.7	Security Requirements

Schedule 5.1	Account Governance

Schedule 5.7	Subcontractors

Schedule 5.8	Change Control Procedures

Schedule 6.7	Benchmark Methodology

Schedule 7.1	Affiliates

Schedule 14.1	Insurance

Schedule 15.6	Exit Rights

Schedule 16.1	Dispute Resolution Procedure

Schedule 17.1	Disaster Recovery Plan

Schedule 18.1	Affected Employees Provisions

(i)

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Agreement”) is entered into as of August 6, 2007 (the “Effective Date”), by and between Eurobancshares, Inc., a Commonwealth of Puerto Rico corporation (collectively, “Company”), and Telefonica USA, Inc., a Florida corporation authorized to do business in Puerto Rico, d/b/a Telefonica Empressas (“Service Provider”). Terms used in this Agreement are either defined in the context in which they are used or in Article XX hereto.

In consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Service Provider agree as follows:

ARTICLE I
TERM AND RENEWAL

1.1.
Term and Renewal. The term of this Agreement (the “Agreement Term”) will commence on the Effective Date, and shall continue for the longer of five (5) years or so long as any Statement of Work (each a “SOW”) hereunder is in effect. The term of a SOW for In-Scope Services under this Agreement (the “SOW Term”) will be for the period set forth therein.

ARTICLE II
TRANSITION

2.1.
Service Commencement. As of the applicable SOW Effective Date, and following completion of the Transition in accordance with this Article II, Service Provider shall assume operational responsibility for, and commence providing, the In-Scope Services covered by such SOW.

2.2.
Transition Services. Commencing on the SOW Effective Date of the applicable SOW and during the term of the Transition Period for such SOW, Service Provider will perform the services (the “Transition Services”) set forth in the written transition plan for a SOW, which plan shall be attached as a Schedule to such SOW (the “Transition Plan”), in order to facilitate the transition of operational responsibilities (the “Transition”). The Transition Plan shall constitute part of the applicable SOW. Each Transition Plan shall include a description of the applicable Transition Services, each party’s responsibilities with respect to the Transition Services, the applicable Service Charges, and the applicable term for such Transition Services. If applicable, each Transition Plan shall also address the transition of the Services from Company Facilities (as defined in Section 3.9) to Service Provider facilities.

2.3
Company’s failure to perform a duty, obligation or responsibility expressly set forth in this Agreement or a SOW related to the Transition Services (a “Responsibility”) will excuse Service Provider’s obligation to perform its corresponding obligations under this Agreement or a SOW only if Service Provider provides Notice to Company of such failure and demonstrates that: (i) Company’s failure was the direct cause of Service Provider’s inability to perform; and (ii) Service Provider could not have continued performance by using reasonable methods, activities and procedures that are different than those procedures set forth in the applicable SOW. In the event of (i) and (ii), Service Provider will be excused from performance of the Services impacted by Company’s failure to perform only to the extent that, and for so long as, Company’s failure to perform its Responsibilities prevents Service Provider’s performance, and provided that Service Provider takes reasonable steps to mitigate the effects of Company’s failure to perform. Notwithstanding anything to the contrary in this Section 2.3, Company acknowledges that Service Provider shall not be required to incur any additional costs, including without limitation, third party costs, or commit Company to incur third party costs, in order to satisfy its obligations in either of the foregoing two (2) sentences.

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ARTICLE III
SERVICES

3.1.
In-Scope Services. Commencing on the applicable SOW Effective Date and during the remainder of the SOW Term, Service Provider shall provide to Company, and Company shall obtain from Service Provider, the services set forth from time to time on the SOW(s) under this Agreement (the “In-Scope Services”). Each SOW shall include a description of the applicable In-Scope Services, the Service Level Agreement applicable to the performance of such In-Scope Services, each party’s responsibilities with respect to the In-Scope Services, the Charges Schedule applicable to such In-Scope Services and other terms specific to such In-Scope Services. Except as set forth on the Charges Schedule to a SOW, none of the In-Scope Services will be subject to minimum commitments.

3.2.
Company Contractors and Alternative Sourcing. If Company contracts with a Third Party to perform any services or provide any functionality that in any way impact or are impacted by the In-Scope Services, Service Provider will cooperate in good faith with Company and any such Third Party to the extent reasonably requested by Company.

3.3.
Inherent Services. If any services, functions or responsibilities not specifically described in this Agreement or a SOW are required for the proper performance and provision of the Services as carried out by Company prior to each SOW Effective Date, or are an inherent part of or necessary sub-task included within the Services, they will be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described in a SOW (“Inherent Services”). Unless otherwise expressly provided in this Agreement, Service Provider will furnish all necessary management, supervision, labor, facilities, furniture, computer and telecommunications equipment, software, supplies and materials necessary to provide the Services.

3.4.
Compliance with Company Policies. In providing Services to Company, and without limiting or modifying in any respect the Service Provider’s Service obligations (including pursuant to the Service Level Agreement), Service Provider shall comply, and shall cause each of its employees and subcontractors to comply at all times, with Company corporate policies that are of general application to Company contractors that have been communicated to Service Provider in writing or that Service Provider has otherwise agreed to comply with.

3.5.	Regulatory Compliance.

(a)
Company will obtain and maintain all Governmental Approvals applicable to Company in the conduct of its businesses and will identify, interpret and comply, and cause its employees, agents and subcontractors (other than Service Provider), to comply, in all material respects with the Laws applicable to Company’s business and operations reasonably related to Company’s receipt and use of the Services (the “Company Regulatory Requirements”). Company Regulatory Requirements also include any guidance, bulletins, white papers, pronouncements, reports or similar communications issued by any Governmental Authority or applicable self-regulatory or industry body, whether or not such items or materials have the force of Law, to the extent determined by Company in its discretion.

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(b)
As part of the In-Scope Services, Service Provider will obtain and maintain all Governmental Approvals applicable to Service Provider in the conduct of its business and identify, interpret and comply, and cause its employees, agents and subcontractors to comply, in all material respects with all Laws applicable to Service Provider’s provision of the Services, including all Laws affecting Service Provider’s performance under this Agreement or relating to Service Provider’s employment of its employees, its qualifications and ability to do business and to provide the Services contracted for herein, and its operation of owned and leased facilities. The obligations set forth in this paragraph (b) are collectively, the “Service Provider Regulatory Requirements.”

(c)
In addition Service Provider will, and will cause its employees, agents and subcontractors to: (i) provide all assistance reasonably related to the In-Scope Services necessary to enable Company to comply with the Company Regulatory Requirements; and (ii) comply with all Company Regulatory Requirements reasonably relating to the provision or receipt of the In-Scope Services of which Company has made Service Provider aware. The obligations set forth in this paragraph (c) are collectively, “Compliance Assistance”) and shall be further subject to Section 3.6 hereof.

(d)
In addition, Company will, and will cause its employees, agents and subcontractors (other than Service Provider) to: (i) notwithstanding anything to the contrary set forth herein or in any SOW, upon Company’s request, provide all assistance reasonably related to the In-Scope Services necessary to enable Service Provider to comply with the Service Provider Regulatory Requirements; and (ii) comply with all Service Provider Regulatory Requirements reasonably relating to the provision or receipt of the In-Scope Services, provided that (a) Company has been given Notice regarding the Service Provider Regulator Requirements, and (b) the obligations of Company set forth in this Section 3.5(d) do not cause a disruption to Company’s business or operations.

(e)
If either party receives an official charge of non-compliance from a Governmental Authority with respect to the performance of either party’s obligations under this Agreement, the party receiving such Notice will promptly notify the other party of such charge in writing. Service Provider shall be responsible for any fines and penalties imposed on Service Provider or Company arising from any failure by Service Provider, its affiliates, agents or subcontractors to comply with the Service Provider Regulatory Requirements or with any Company Regulatory Requirements for which Service Provider has responsibility pursuant to Section 3.5, except to the extent that such noncompliance was caused by an act, omission or breach of this Agreement by Company, its affiliates, agents or subcontractors. Company shall be responsible for any fines and penalties imposed on Service Provider or Company arising from any failure by Company or its agents or subcontractors to comply with the Company Regulatory Requirements (except to the extent outsourced to Service Provider pursuant to Section 3.5(c)), except to the extent that such noncompliance was caused by an act, omission or breach of this Agreement by Service Provider, its affiliates, agents or subcontractors.

3.6.
Required Changes to In-Scope Services. Service Provider will modify its provision of the In-Scope Services if necessary to (i) comply with changes in the Service Provider Regulatory Requirements, Company Regulatory Requirements (as communicated by Company to Service Provider in writing), or any other applicable Laws, or (ii) provide the Compliance Assistance. Where any change in Law or any Service Provider Regulatory Requirement or Company Regulatory Requirement, or the provision of Compliance Assistance, requires a change in the In-Scope Services, (A) Service Provider will be financially responsible for modifications to the In-Scope Services it is required to make resulting from changes in Service Provider Regulatory Requirements and shall not impose any additional Service Charges on Company for such changes; and (B) Company shall be responsible for additional Service Charges associated with (I) Service Provider’s modifications to the In-Scope Services it is required to make resulting from changes in Company Regulatory Requirements, provided, however if a change in Company Regulatory Requirements affects other Service Provider customers, then Service Provider will use reasonable efforts to spread that cost of modifications to its performance of services across its affected customers and Company will pay only its pro rata share associated with such modifications, and (II) the provision of Compliance Assistance. Notwithstanding anything to the contrary in the foregoing sentence, Company acknowledges that certain cost sharing activities as referenced in the preceding sentence may not be achieved without the cooperation of other Service Provider customers, over which Service Provider has no control. The parties shall use the Change Control Procedures to document any and all Changes to the In-Scope Services resulting from any Changes described in this Section or from any other Changes required pursuant to any other Laws. Service Provider expressly acknowledges and agrees that any Changes that are required by changes in Laws are mandatory and Service Provider has no discretion whether or not to accept the Change, provided that Company agrees to pay any applicable additional Service Charges in accordance with this Section associated with implementing such Change.

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3.7.	Security Requirements.

(a)
Safeguards. Service Provider shall establish an information security program with respect to Company Data and Confidential Information (both of which are defined below) which: (i) ensures the security and confidentiality of such materials and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such materials and information, and (iii) protects against any unauthorized use of or access to such materials and information, including access or use that could result in substantial harm or inconvenience to any of Company’s customers, consumers, or employees. Service Provider shall also establish and maintain network and internet security procedures, protocols, security gateways and firewalls with respect to such materials and information. All of the foregoing shall be in accordance with the attached Schedule 3.7, no less rigorous than those safeguards and procedures maintained by Company prior to the Effective Date which have been communicated by Company to Service Provider in writing and those maintained by Service Provider for its own data and information of a similar nature.

(b)
Physical Security. Service Provider will maintain and enforce at any site from which In-Scope Services are rendered safety and security procedures that are in accordance with the attached Schedule 3.7 and the most rigorous industry standards and at least as rigorous as those procedures in effect at sites from which Company provided such services as of the Effective Date and which procedures have been communicated by Company to Service Provider in writing. In addition, Service Provider will comply with all reasonable requirements of Company with respect to security at such sites.

(c)
Security Assessment. Without limiting the generality of the foregoing, Service Provider’s information security policies shall provide for (i) regular assessment and re-assessment of the risks to the security of Company Data and systems acquired or maintained by Service Provider and its agents and contractors in connection with rendering the In-Scope Services, including (a) identification of internal and external threats that could result in a Security Breach (as defined below), (b) assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of such data and systems, and (c) assessment of the sufficiency of policies, procedures, and information systems of Service Provider and its agents and subcontractors, and other arrangements in place, to control risks; and (ii) protection against such risks.

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(d)
Security Breach. “Security Breach” means (A) any circumstance pursuant to which applicable Law requires notification of such breach to be given to affected parties or other activity in response to such circumstance; or (B) any actual, attempted, suspected, threatened, or reasonably foreseeable circumstance that compromises, or could reasonably be expected to compromise, either Physical Security or Systems Security (as such terms are defined below) in a fashion that either does or could reasonably be expected to permit unauthorized Processing, use, disclosure or acquisition of or access to any Company Data or Confidential Information. “Physical Security” means physical security at any site or other location housing systems maintained by Service Provider or its agents or subcontractors in connection with the In-Scope Services. “Systems Security” means security of computer, electronic or telecommunications systems of any variety (including data bases, hardware, software, storage, switching and interconnection devices and mechanisms), and networks of which such systems are a part or communicate with, used directly or indirectly by Service Provider or its agents or subcontractors in connection with the In-Scope Services. “Processing” means any operation or set of operations performed upon Company Data or Confidential Information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using, disclosing or destroying.

(e)
Breach Notification. In the event Service Provider becomes aware of any Security Breach, Service Provider shall, (i) immediately notify Company’s Chief Compliance Officer of such Security Breach and perform a root cause analysis thereon, (ii) investigate such Security Breach, (iii) provide a remediation plan, acceptable to Company, to address the Security Breach and prevent any further incidents, (iv) conduct a forensic investigation to determine what systems, data and information have been affected by such event; and (v) cooperate with Company, any law enforcement or regulatory officials, credit reporting companies, and credit card associations investigating such Security Breach. Subsequent to the initial response to any Security Breach as set forth above, the parties shall cooperate in good faith to determine financial responsibility for such event, as follows. If the Security Breach is a result of an act or omission of Service Provider other than in accordance with the terms of this Agreement, including the applicable SOW, such corrective actions shall be provided by Service Provider at its own expense. If the Security Breach does not result from an act or omission of Provider other than in accordance with the terms of this Agreement, including the applicable SOW, such corrective actions shall be provided pursuant to the Change Control Procedures. Without limiting the foregoing, Company shall make the final decision on notifying Company’s customers, employees, service providers and/or the general public of such Security Breach, and the implementation of the remediation plan. If a notification to a customer is required under any Law or pursuant to any of Company’s privacy or security policies, then notifications to all customers who are affected by the same event (as reasonably determined by Company) shall be considered legally required. Any changes to the Services necessary as a result of such Security Breach which constitute Additional Services (as defined in the Charges Schedule) shall be subject to the Change Control Procedures.

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(f)
Notification Related Costs. In addition to any other obligations or liabilities of Service Provider in connection therewith, if the Security Breach is a result of an act or omission of Provider other than in accordance with the terms of this Agreement, including the applicable SOW, Service Provider shall reimburse Company for all reasonable out of pocket Notification Related Costs incurred by Company arising out of or in connection with any such Security Breach resulting in a requirement for legally required notifications (as determined in accordance with the previous sentence). “Notification Related Costs” shall include Company’s external costs associated with addressing and responding to the Security Breach, including but not limited to: (i) preparation and mailing or other transmission of legally required notifications; (ii) preparation and mailing or other transmission of such other communications to customers, agents or others as Company deems reasonably appropriate; (iii) establishment of a call center or other communications procedures in response to such Security Breach (e.g., customer service FAQs, talking points and training); (iv) public relations and other similar crisis management services; (v) legal and accounting fees and expenses associated with Company’s investigation of and response to such event; and (vi) costs for commercially reasonable credit reporting services that are associated with legally required notifications or are advisable under the circumstances. In the event that the parties disagree as to the cause of any Security Breach, such disagreement shall be resolved through the Dispute Resolution Procedures.

(g)
Intrusion Detection/Interception. Service Provider will provide Company and its representatives with access, upon reasonable advance notice and during normal business hours, to Service Provider’s test results, systems, policies and procedures relating to intrusion detection and interception with respect to the Service Provider systems used to provide the Services for the purpose of examining and assessing, or having examined and assessed, those test results, systems, policies and procedures. Service Provider will also permit Company and its representatives the ability to conduct internal and external intrusion detection, interception testing and other assessment and examination of Service Provider’s systems as reasonably necessary to comply with Company’s regulatory obligations and confirm compliance with each of Service Provider’s activities pursuant to this Section 3.7, provided that any such assessments or examinations will be conducted in a manner that does not unreasonably disrupt or delay Service Provider’s performance of the Services hereunder or any other services for its other customers.

3.8.
Service Locations. The In-Scope Services will be provided from those Service Provider location(s) specified in the applicable SOW (each, a “Service Location”). Service Provider will not, without the express written Consent of Company, Change, consolidate, eliminate or add to the Service Locations, or reallocate the volume or nature of work processed between Service Locations.

3.9
Company Facilities. If required by a SOW, Company shall provide to Service Provider the office space at the Company locations identified as Company Facilities in such SOW (the “Company Facilities”), as the same may be changed by Company from time to time throughout the applicable SOW Term, in accordance with the terms and conditions set forth in this Section 3.9, or in accordance with the specific terms and conditions set forth in such SOW. Subject to the terms and conditions set forth in this Section 3.9, all decisions regarding the allocation of office space at Company Facilities to Service Provider shall be made by Company.

(a) With respect to such Company Facilities, Service Provider shall have the same privileges regarding use thereof (such as heating, lights, air conditioning (‘HVAC’) systems, as do any other tenants of Company. Except as otherwise set forth in a SOW, Company shall be responsible for providing, at its own expense, all other facilities and support Service Provider’s needs at the Company Facilities to provide the Services, including office-related equipment (i.e., personal computers, printers, fax machines and copiers), office supplies, and local and long distance telephony.

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(b) Subject to the terms of the applicable SOW, Company shall be fully responsible for all costs and expenses of applicable facilities leases, related leasehold improvements, and utilities with respect to Company Facilities, and shall pay all Company Facilities landlords and utility providers directly.

(c) The Company Facilities shall be made available to Service Provider on an “AS IS, WHERE IS” basis, with no warranties whatsoever.

(d) Company and Company Affiliates, and agents and representatives of each, shall have the right to enter into any portion of Company Facilities at any time for any reason, including, without limitation, for the purpose of inspecting Company Facilities, showing Company Facilities, or performing services related to Company Facilities.

(e) Service Provider agrees that Service Provider and Service Provider personnel will at all times comply with all leases and other agreements applicable to its occupation and use of the Company Facilities pursuant to the terms of this Agreement.

(f) The transition of the Services from Company Facilities to Service Provider facilities shall be set forth in the Transition Plan applicable to the SOW for such Services.

3.10	Company Resources.

(a) Service Provider shall use Company Facilities, Company Software (except for Software licensed or sublicensed to Company by Service Provider), Company equipment (except for equipment provided to Company by Service Provider) and related Company-owned resources (collectively, “Company Resources”) for the sole and exclusive purpose of providing the Services, unless in its sole discretion Company pre-approves another use in writing in a SOW or through the Change Control Procedures. The use of Company Facilities by Service Provider shall not constitute a leasehold or other property interest in favor of Service Provider.

(b) Service Provider shall be responsible for any damage (normal wear and tear excepted) to Company Resources resulting from the abuse, misuse, neglect, or negligent acts or omissions of Service Provider or other failure to comply with the obligations respecting Company Resources.

(c) Service Provider shall keep Company Resources in good order (normal wear and tear excepted), not commit or permit waste or damage to Company Resources or use Company Resources for any unlawful purpose or act, and shall comply with Company’s standard policies and procedures (including applicable leases) regarding access to and use of Company Resources which have been communicated by Company to Service Provider in writing, including procedures for the physical security of Company Facilities.

(d) Service Provider shall not make improvements or changes involving structural, mechanical or electrical alterations to Company Facilities without Company’s prior written approval. At Company’s election, any improvements or fixtures to Company Facilities shall become the property of Company. If Company does not elect to take title thereto, Provider shall remove the same at the end of the use of Company Facilities and shall repair any damage caused by such removal.

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(e) When Company Resources are no longer required for performance of the Services, Provider shall return them to Company in substantially the same condition as when Provider began use of them (normal wear and tear excepted).

3.11 Dedicated Environment. For purposes of the initial SOW entered into as of the date hereof, all hardware and software provided by Company at any time during the term of such SOW shall be dedicated solely to Company; any hardware and software provided by Service Provider may be shared with other Service Provider customers, but shall be logically partitioned so that there is no intermingling of Company Data or Confidential Information with that of other Service Provider customers and no other Service Provider customers or others shall have the ability to access such information or data.

ARTICLE IV
SERVICE PROVIDER PERFORMANCE METRICS

4.1.
Service Level Agreement. Service Provider will perform the In-Scope Services at all times during the SOW Term and any Termination Assistance Period in accordance with specific performance standards identified by Company in each of the SOWs (the “Service Level Agreement”). The Service Level Agreement will indicate the level of performance Service Provider must achieve for each service metric (the “Service Level”). Service Provider shall perform all In-Scope Services without an expressly defined Service Level Agreement at a level of accuracy, completeness, availability, timeliness, quality, responsiveness and performance that equals or exceeds the level of performance by Company or any Third Party providing such services for Company immediately before the applicable SOW Effective Date (in the case of In-Scope Services).

4.2.
Service Level Measurement. Beginning on the SOW Effective Date, Service Provider shall implement and operate all measurement and monitoring tools and procedures required to measure and report its performance relative to the applicable Service Level Agreement. Each Service Level Agreement will be measured on at least a monthly basis, unless otherwise indicated. Service Provider shall provide, as part of Service Provider’s monthly performance reports, a set of hard (if requested by Company) and soft-copy reports to verify Service Provider’s performance and compliance with the Service Level Agreement (“Performance Reports”).

4.3.
Service Level Failures. Service Provider’s failure to meet the Service Level for any Service Level Agreement shall entitle Company to receive credits against Service Charges in the form of Service Level Credits in accordance with this Section if such Service Level Agreement has Service Level Credits associated with it.

(a)
Calculation of Service Level Credits. Service Provider will provide to Company a Service Level Credit Report resulting from Service Provider’s failure to meet any Service Level for any Critical Performance Indicator (each, a “Performance Failure”). Service Level Credits will be calculated each month for Performance Failures, and determined pursuant to the applicable SOW, referencing the Critical Performance Indicator to which the Performance Failure relates.

(b)
Issuance of Credits. Company will review the report of Service Level Credits (if any) issued by Service Provider each month and notify Service Provider, within 30 days, of any issues with such report and/or its election to receive such credits on the next issued invoice following such notification from Company.  If Company so elects, Service Provider will reduce the amount payable by Company on the next Invoice by the amount of Service Level Credits Company received during the applicable month.  Service Level Credits for a given month shall not exceed the total monthly bill payable by Company for any applicable period.

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(c)
Root Cause Analysis. Service Provider will be required to conduct, at its expense, a root cause analysis for each failure to meet any Service Level. Upon determination of the cause of such failure, Service Provider will provide to Company an additional report that details the results of the root cause analysis, and which details any measures that should be taken to minimize the possibility that such failures will re-occur. To the extent that the root cause analysis indicates that Service Provider’s failure to meet the Service Level was caused by Service Provider, Service Provider will correct the problem at no additional cost to Company and ensure that there will be no re-occurrence of such failures.

ARTICLE V
RELATIONSHIP MANAGEMENT

5.1.
Account Governance. Company’s account will be governed in accordance with Schedule 5.1 (“Account Governance Schedule”). The In-Scope Services shall include all Service Provider obligations set forth in Schedule 5.1, and all other project management, governance and related management activities described herein and in the SOWs or Schedules hereto, and shall be performed by Service Provider at no additional cost to Company.

5.2.
Service Provider Project Manager. During the Agreement Term, Service Provider will designate a senior-level individual who will be primarily dedicated to Company’s account (the “Service Provider Project Manager”). The Service Provider Project Manager may be replaced by Service Provider from time to time during this Agreement. In addition, the Service Provider Project Manager (i) must be approved by Company, (ii) will be the primary contact for Company in dealing with Service Provider under this Agreement, (iii) will have overall responsibility for managing and coordinating the delivery of the Services, (iv) will meet regularly with the Company Contract Manager, and (v) will have the power and authority to make decisions with respect to actions to be taken by Service Provider in the ordinary course of day-to-day management of Company’s account in accordance with this Agreement.

5.3.
Company Contract Manager. During the Agreement Term, Company will designate a senior level individual (i) who will serve as Company’s primary contact for Service Provider in dealing with Company under this Agreement, and (ii) who will have the power and authority to make decisions with respect to actions to be taken by Company in the ordinary course of day-to-day management of this Agreement (the “Company Contract Manager” (may also be referred to in the SOWs as “Company Project Manager”)). Company may from time to time replace the individual serving as the Company Contract Manager by providing Notice to Service Provider.

5.4.
Reports. Service Provider will provide those reports identified in this Agreement, in the SOWs , together with such additional reports as agreed by the Contract Managers from time to time during the Agreement Term (“Reports”), in accordance with the requirements set forth herein and in the SOWs . Reports and other documentation must be available in both print (only if requested by Company) and electronic formats at least five (5) Business Days prior to any meeting at which such Reports will be discussed. With regard to Reports documenting Service Provider’s performance, Service Provider will set forth any deviations from the performance requirements and include a plan for corrective action.

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5.5.
Annual Review. On an annual basis during the Agreement Term, the Contract Managers shall conduct an annual performance review attended by certain of the senior management of each party (the “Annual Review”). The parties contemplate that such Annual Review will include at least the following:

(a)	Review of the previous year’s periodic Performance Reports prepared by Service Provider;

(b)	Review and adjustment of the Service Level Agreement requirements and the associated performance measures and metrics pursuant to Article IV;

(c)	Adjustments to the Service Charges in accordance with the Charges Schedule; and

(d)	Review of emergency response and disaster recovery plans that have been adopted and implemented by Service Provider for the Services.

Any adjustments undertaken pursuant to this Section shall be governed by Section 5.8.

5.6.
Review Meetings. During the Agreement Term, the Service Provider Project Manager and the Company Contract Manager (and any other appropriate operational personnel) shall meet periodically, at such intervals and at such times and locations as set forth in the Account Governance Schedule or as reasonably requested by Company, but in no event less than once per calendar quarter, to review their respective performance under this Agreement and to discuss planned or anticipated activities that may adversely affect performance or any Changes.

5.7.
Service Provider Subcontractors. Service Provider may not subcontract any of the Services without Company’s prior written Consent, provided, however the subcontractors listed on Schedule 5.7 hereto are pre-approved subcontractors for the purposes of this Section 5.7 and that Service Provider may utilize an Affiliate to provide the Services. Service Provider may also retain a Third Party in certain circumstances to perform Services as set forth in Section 17.1(b). The following shall apply to any permitted subcontractor relationship hereunder:

(a)
Service Provider is responsible for the performance of all Service Provider subcontractors, and Service Provider will continually monitor and manage such Service Provider subcontractors. Service Provider will remain Company’s sole point of contact regarding the Services. Company may require that any Service Provider subcontractor be terminated on reasonable written notice.

(b)
Service Provider will provide in its agreements with Service Provider subcontractors such written provisions as are sufficient to enable Service Provider to comply with the provisions of this Agreement. Such provisions will include the subcontractor’s obligation to keep confidential Company’s Confidential Information and to assign to Company any Intellectual Property Rights to the extent that such rights are to be assigned to or owned by Company pursuant to the terms of this Agreement.

5.8.
Change Control Procedures. The procedures (the “Change Control Procedures”) that will govern (i) the manner in which a party may propose or request modifications to this Agreement, its Schedules or any other attachments, (ii) the process to be followed by the parties in analyzing the effects of, and deciding whether to adopt, any such modifications, and (iii) the manner in which any agreed upon modifications are to be reflected in this Agreement, are set forth in Schedule 5.8. All modifications to this Agreement, its Schedules or any other attachments hereto require the prior written approval of the Company Contract Manager or his or her designee.

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ARTICLE VI
PAYMENT

6.1.
Service Charges. In consideration for the performance of the Services, Company shall pay to Service Provider the charges for the Services (the “Service Charges”) specified in the Transition Plan and SOWs hereunder (collectively, the “Charges Schedule”). Except as otherwise expressly stated or provided for in this Agreement or an SOW, as same may be amended pursuant to the Change Control Procedures, Company will not be obligated to pay Service Provider any amounts in addition to the Service Charges for Service Provider’s performance of the Services.

6.2.
Reimbursement of Expenses. All pass through charges related to the Services are either set forth in the applicable Charges Schedule or will be agreed to in advance by the parties in writing. Except as expressly provided in this Agreement, all expenses that Service Provider incurs in performing the Services are included in Service Provider’s charges and rates set forth in this Agreement or in the Charges Schedule. Accordingly, such Service Provider expenses are not separately reimbursable by Company.

6.3.
Invoices; Method of Payment. Service Provider shall render an invoice substantially in the form attached to the Charges Schedule (“Invoice”) in accordance with the invoicing procedures set forth in the Charges Schedule on or after the first business day of each calendar month which shall reflect (i) the current month’s Service Charges, (ii) any pass through charges under the Charges Schedule accrued during the preceding month, (iii) when applicable pursuant to the Service Level Agreement, any Service Level Credits, and (iv) such other amounts as may from time to time arise under this Agreement that may appropriately be reflected on Invoices hereunder. Each Invoice will include such detail as reasonably requested by Company to satisfy Company’s internal accounting and chargeback requirements and as set forth in the Charges Schedule (which detail shall also be provided in electronic format compatible with Company’s financial computer systems). All amounts due to Service Provider and set forth on a valid Invoice delivered pursuant to this Section shall be due and payable within thirty (30) days of Company’s receipt of such Invoice. Any amounts not paid when due shall accrue interest at the rate of twelve percent (12%) per annum (or, if lower, the maximum rate permitted by applicable law).

6.4.
Unused Credits. Any unused credits against future payments or other undisputed amounts owed to either party by the other pursuant to this Agreement will be paid to the applicable party within forty-five (45) days after the expiration or termination of this Agreement.

6.5.
Disputed Charges. Company may withhold payment to Service Provider of amounts that Company reasonably and in good faith disputes. Any amounts (or portions thereof) not so disputed otherwise will be paid by the applicable payment due date as otherwise provided for in this Agreement. Company shall notify Service Provider in writing on or before the payment due date of any disputed charges for which it is withholding payment. Notwithstanding Section 6.3, Company shall not be required to pay the disputed portion of an Invoice unless and until the parties have successfully resolved the dispute in accordance with the Dispute Resolution Procedures.

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6.6.
Taxes. Company shall be solely responsible for all indirect Taxes (including but not limited to; Sales and Use Tax, Communications Services Tax and Value Added Tax) imposed on, based on, or measured by any consideration for, arising from, or due in connection with any provision of Services by Service Provider to Company pursuant to this Agreement.  Should any amounts due under this Agreement be subject to withholding or retention tax, Company shall notify Service Provider prior to the withholding and provide Service Provider with the adequate certifications that the withholding amounts were remitted to the proper taxing authorities.  Company shall not be responsible for reporting and/or paying any income, franchise, real property, personal property or ad valorem taxes due and assessed on Service Provider.  The Parties agree to work together throughout the term of this Agreement in order to establish and maintain the most advantageous tax consequences within the parameters of all applicable laws.

6.7.
Benchmarking. Beginning on the third (3rd) anniversary the Effective Date, and thereafter from time to time during the Agreement Term, but not more often than once every twelve (12) months, Company may, at its sole cost and expense, measure the Service Charges and Service Levels under this Agreement as compared to other organizations receiving similar services (a “Benchmark”). The Benchmark will be based upon and consistent with, in all material respects, the benchmarking methodology, principles and approach (the “Benchmark Methodology”) as set forth in Schedule 6.7. The Parties will cooperate with each other and the selected benchmarker to facilitate the Benchmark, which will include performing their respective responsibilities set forth in the Benchmark Methodology and providing the benchmarker with all information reasonably requested in accordance with the terms of the Benchmark Methodology. If Service Provider is required to deploy resources to participate in the Benchmark in addition to those that are required to render the Services in accordance with the terms hereof, Company and Service Provider shall mutually determine in good faith such additional payments as may be required in connection with such additional resources.

ARTICLE VII
COMPANY AFFILIATES

7.1.
Services to Company Affiliates. Service Provider will provide the Services to Company and its current Affiliates that are forth on Schedule 7.1 hereto (and their successors). Company and the applicable Affiliate shall be jointly and severally liable for the failure of any such Affiliate to perform its obligations and duties with respect to Services provided by Service Provider to such Affiliate.

7.2.
Mergers and Acquisitions. If Company merges with or otherwise acquires a Person which is a Third Party (a “Company Acquisition”), then if requested by Company in its sole discretion, such entity will become subject to this Agreement, with all rights and benefits and subject to all obligations of Company under this Agreement, on the date specified by Company. In the event of a Company Acquisition, the parties will renegotiate in good faith, the affected Service Charges to account for any increased volume, all in accordance with the Change Control Procedures, provided, however, that in no event shall a Company Acquisition give rise to any right by Company to terminate this Agreement.

7.3.
Divestitures. If Company transfers by sale, dividend to its shareholders, or otherwise, any shares of the common stock, or all or substantially all of the assets of any Affiliate, or any line of business, business unit or division of Company or any Affiliate of Company (a “Divested Entity”), and such Divested Entity does not remain an Affiliate of Company, Service Provider shall, if requested by Company, provide the Services directly to the Divested Entity at the then-current Service Charges for a period of the lesser of (i) the remaining SOW Term of the applicable Statement(s) of Work, (ii) twelve (12) months from the date of the closing of any such disposition (inclusive of any Termination Assistance Services provided by Service Provider to Company), or (iii) until such time as Service Provider and such Divested Entity, or the Divested Entity and a Third Party enter into a separate agreement (the “Divestiture Service Period”). If the twelve (12) month period of Services to the Divested Entity expires causing the portion of the SOW applicable to the Divested Entity to terminate prior to the date on which the overall SOW would have otherwise terminated, the Divested Entity shall pay a pro-rata portion of the Termination for Convenience Fee which would have been due for early termination of the SOW otherwise due pursuant to Section 15.1 hereof. Company shall be liable for making payment of any amounts unpaid by the Divested Entity in connection with this Section 7.3.

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ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1.	Representations, Warranties and Covenants. Service Provider hereby represents, warrants and covenants to Company as follows:

(a)
Organization; Power. As of the Effective Date, Service Provider (i) is duly organized, validly existing and in good standing under the laws of Florida, and (ii) has the power to own its property and the authority to carry on the business as conducted as of the Effective Date.

(b)
Consents. Except as otherwise provided in this Agreement, no authorizations or other consents, approvals or notices of or to any Person are required in connection with (i) the execution, delivery and performance by Service Provider of this Agreement, (ii) the development, implementation or operation of the software, computer and telecommunications equipment and systems necessary for Service Provider to perform the Services in accordance with the applicable provisions of this Agreement and in compliance with all applicable Laws and Regulatory Requirements, or (iii) the validity and enforceability of this Agreement.

(c)
Performance Warranty. The Services will conform in all material respects to the description of the Services set forth in each SOW, or if not addressed in the applicable SOW, in accordance with general industry standards.

8.2.
Disclaimer of Warranties. Except as otherwise expressly provided in this Agreement or in any SOW, the parties make no representations, warranties or conditions, express or implied, regarding any matter, including the merchantability, suitability, non-infringement, fitness for a particular use or purpose, or results to be derived from the use of any service, software, hardware, deliverables, work product or other materials provided under this Agreement.

ARTICLE IX
CONFIDENTIALITY; SAFEGUARDING OF DATA

9.1.	Confidentiality.

(a)
Confidential Information Defined. In connection with this Agreement, each of the parties has disclosed and may continue to disclose to the other party information that relates to the disclosing party’s, or one or more of the disclosing party’s Affiliates’, business, affairs, customers, claimants, employees, service providers, financial condition, marketing or development plans, strategies, inventions, discoveries, ideas, concepts, processes, techniques, methodologies, know-how, forecasts and forecast assumptions and volumes, performance, or operations that such party treats as confidential or proprietary. Except as otherwise specifically agreed in writing by the parties, Service Provider and Company each agree that (i) all information communicated to Service Provider by Company and identified as confidential or proprietary, whether before or after the Effective Date, (ii) all information identified as confidential or proprietary to which Service Provider has access in connection with the Services, whether before or after the Effective Date, (iii) all information communicated to Service Provider that reasonably should have been understood, because of the circumstances of disclosure or the nature of the information itself, to be proprietary and confidential to Company, (iv) all Company Data, (v) all information concerning any breach under or dispute regarding this Agreement or provided or obtained in connection with the Dispute Resolution Procedure, (vi) all information that represents the confidential information of a Third Party and has been disclosed to a party subject to an obligation of confidentiality, and (vii) the existence, terms and conditions of this Agreement and all matters related thereto (collectively, the “Confidential Information”), will be and will be deemed to have been received in confidence and will be used only for purposes of this Agreement.

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(b)
Use of Confidential Information. Neither party will disclose, license, allow access to, sell, assign, lease or otherwise commercially exploit the Confidential Information of the other party, except as permitted under Sections 9.1(c) or 9.1(d). All Confidential Information will be held and protected by the recipient in strict confidence and will be used and disclosed by the recipient only as required to render performance or to exercise rights and remedies under this Agreement, but only in strict compliance with the terms of this Article. In the event of any disclosure or loss of, or inability to account for any material Confidential Information of the disclosing party, the recipient will promptly, at its own expense: (i) notify the disclosing party in writing, (ii) take such actions as may be necessary or reasonably requested by the disclosing party to minimize any violation of the terms of this Section 9.1; and (iii) cooperate in all reasonable respects with the disclosing party to minimize any violation and any damage resulting therefrom.

(c)
Permitted Disclosures. Each party may disclose relevant aspects of the other party’s Confidential Information to its employees, Affiliates, legal representatives, accountants, tax advisors, subcontractors and agents on a need-to-know basis; provided, however, that such party shall use reasonable efforts to ensure that such employees, Affiliates, legal representatives, accountants, tax advisors, subcontractors or agents comply with these confidentiality provisions.

(d)
Required Disclosures. Each party may disclose Confidential Information required to be disclosed by Law, judicial or arbitration process, or by Governmental Authorities, provided that the receiving party: (i) promptly notifies the other party of the terms and the circumstances of that request, if legally permitted to do so; (ii) consults with the other party, and cooperates with the other party’s reasonable requests to resist or narrow that request; (iii) furnishes only information that, according to written advice (which need not be a legal opinion) of its legal counsel, that party is legally compelled to disclose; and (iv) uses reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed.

(e)
Return of Confidential Information. Neither party may withhold the Confidential Information of the other party or refuse for any reason (including due to the other party’s actual or alleged breach of this Agreement) to promptly return to the other party its Confidential Information (including copies thereof) if requested to do so. Upon expiration or any termination of this Agreement and completion of a party’s obligations under this Agreement, each party shall, upon the request of the other, return or destroy all documentation in any medium that contains or refers to the other party’s Confidential Information, and retain no copies. Subject to the foregoing confidentiality obligations, Company may retain copies of the Confidential Information of Service Provider to the extent required for Company’s continuing operations or internal business purposes.

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(f)
Exclusions. This Section 9.1 will not apply to any particular information that either party can demonstrate (i) was, at the time of disclosure to it, in the relevant public domain; (ii) after disclosure to it, is published or otherwise becomes part of the relevant public domain through no fault of the receiving party; (iii) was rightfully in the possession of the receiving party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to it from a Third Party who had a lawful right to disclose such information to it; or (v) was independently developed by the receiving party without use of or reference to the Confidential Information of the disclosing party.

9.2.
Company Data. As between the parties, Company will be the sole and exclusive owner of all Company Data. Service Provider shall utilize the Company Data solely for purposes of this Agreement. All access to Company Data will be subject to the confidentiality provisions set forth in Section 9.1; provided, however, the exclusions set forth in Section 9.1(f) do not apply to Consumer Information. Without Company’s Consent (in its discretion), the Company Data shall not be (i) used by Service Provider or Service Provider Representatives other than in connection with providing the Services, (ii) aggregated or commingled by Service Provider or Service Provider Representatives with Service Provider or Third Party data, (iii) disclosed, sold, assigned, leased or otherwise provided to Third Parties by Service Provider or Service Provider Representatives, or (iv) commercially exploited by or on behalf of Service Provider or Service Provider Representatives.

9.3.
Irreparable Harm. The parties acknowledge that any disclosure or misappropriation of Company Data or Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Each party therefore agrees that the other party will have the right to apply to any court of competent jurisdiction for a temporary or provisional order restraining any breach or impending breach of Section 9.1 or 9.2, without the necessity of posting bond. This right will be in addition to any other remedy available under this Agreement.

ARTICLE X
PROPRIETARY RIGHTS

10.1.	Ownership of Work Product.

(a)
Service Provider agrees to disclose and promptly furnish to Company any and all technical information, computer or other specifications, documentation, works of authorship or other creative works, ideas, knowledge, or data, written, oral or otherwise expressed, originated by Service Provider or by one or more of Service Provider’s employees, subcontractors, consultants, representatives or agents (“Service Provider Representatives”) as a result of work performed under or in anticipation of this Agreement which is identified as Work Product to be owned by Company in an SOW pursuant to the terms of this provision (“Work Product”). Company shall own all right, title and interest in and to the Work Product created hereunder, including all Intellectual Property Rights therein. Service Provider expressly acknowledges that the parties have agreed that all aspects of the Work Product and all work in process in connection therewith are to be considered “works made for hire” within the meaning of the United States Copyright Act of 1976, as amended (the “Copyright Act”), and that Company is to be the “author” within the meaning of such Act. All such copyrightable Work Product, as well as all copies of such Work Product in whatever medium fixed or embodied, shall be owned exclusively by Company as its creation, and Service Provider hereby expressly disclaims any interest in any of them. Unless a SOW or Schedule sets forth otherwise in connection with such Work Product, Company hereby grants to Service Provider a fully paid-up, non-exclusive license to use, display, copy and make derivative works of the Work Product solely for the purpose of providing the Services to Company under this Agreement. Notwithstanding the foregoing, the Parties agree that Work Product shall not include tangible and intangible materials and information that relate solely to Service Provider’s technological and business infrastructure used to deliver the Services to Company and other Service Provider customers, which materials and information are (i) not developed for or on behalf of Company, or (ii) do not incorporate, refer to, or rely on Company Confidential Information, Company Data, Company Software, or Intellectual Property Rights of Company.

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(b)
In the event (and to the extent) that the Work Product created by Service Provider and its Service Provider Representatives hereunder or any part or element thereof is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Service Provider hereby irrevocably conveys and assigns (and in the case of Work Product not yet developed, hereby covenants upon their development to irrevocably convey and assign) to Company the sole and exclusive right, title and interest in the ownership to all such Work Product, and all copies of any of them, without further consideration, and agrees to assist Company to register, and from time to time to enforce, all Intellectual Property Rights and other rights and protections relating to the Work Product created hereunder in any and all countries.

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10.2.
Pre-existing Materials. If the Work Product includes or requires the use of inventions or materials previously made, developed or copyrighted by Service Provider or others, and not originated or developed hereunder (“Pre-existing Materials”), then Service Provider grants and agrees to grant to Company an unrestricted, royalty-free license to make, use, sell, have made, copy, modify, distribute, display and perform the inventions, information or other aspects of the Pre-existing Materials, but only to the extent necessary to make, use, sell, have made, copy, modify, distribute, display and perform the Work Product originated or developed as a result of the work performed under or in anticipation of this Agreement.

10.3.
Knowledge Capital. Nothing in this Agreement will preclude Service Provider from marketing, developing or using for itself or others, services or products that are the same as or similar to those provided to Company or its Affiliates by Service Provider pursuant to this Agreement, as long as such services or products do not include any Company Software, Company Confidential Information, Company Data, Work Product, Intellectual Property Rights of Company, or any other proprietary information belonging to Company. Each party will continue to be free to use its general knowledge, skills and experience, and to use and disclose any generalized ideas, concepts, know-how, and techniques that are acquired or used during the course of the Agreement, so long as they acquire and apply such information without the use or disclosure or any confidential or proprietary information belonging to the other party. This Section 10.3 will not diminish either party’s obligations regarding Confidential Information under Article IX.

ARTICLE XI
AUDIT RIGHTS

11.1.
Service Provider Records. Service Provider shall maintain, at all times during the Agreement Term and at no additional charge to Company, complete and accurate records and supporting documentation pertaining to: (i) all Service Charges and financial matters under this Agreement, in all cases prepared in accordance with generally accepted accounting principles; (ii) all other transactions, reports, filings, returns, analyses, Work Product, data and/or information created, generated, collected, processed or stored by Service Provider and/or Service Provider’s subcontractors in the performance of the Services; and (iii) all controls relevant to Service Provider’s internal controls and Company’s control over the activities of Service Provider (collectively, “Service Provider Records”), all in a manner sufficient to permit the audits in accordance with this Article XI.

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11.2.
Operational Audits. Not more than once per calendar year or at any such time as Company has a reasonable good faith concern that a breach of this Agreement may have occurred, Service Provider shall provide to Company and to internal and external auditors, inspectors, regulators and other representatives that Company may designate from time to time (“Company Auditors”) access in accordance with Section 11.6 to perform operational audits and inspections of Service Provider, its subcontractors and their respective facilities (“Operational Audits”), to: (i) verify the integrity of the Company Data, (ii) examine the systems that process, store, support and transmit that data and examine any summaries of external Third Party data processing audits or reviews, (iii) verify whether the Services comply with Regulatory Requirements; (iv) examine the controls (e.g., financial and accounting controls, organizational controls, input/output controls, system modification controls, processing controls, system design controls, and logical and physical access controls) and conduct walkthroughs (as defined by the PCAOB or any other governing body); (v) examine the security, disaster recovery and back-up practices and procedures; (vi) verify the integrity of the Service Provider’s Performance Reports; (vii) examine Service Provider’s development of Work Product; and (viii) facilitate Company’s compliance with Company Regulatory Requirements.

11.3.
Financial Audits. Not more than once per calendar year or at any such time as Company has a reasonable good faith concern that a breach of this Agreement may have occurred, Service Provider shall provide to Company and Company Auditors access in accordance with Section 11.6 to perform financial audits and inspections (“Financial Audits”) to (i) verify the accuracy and completeness of Service Provider Records, and (ii) verify the accuracy and completeness of Service Provider’s Invoices and Service Charges. If an Audit reveals that errors have been made in connection with the Service Charges and Taxes, then the parties will work together to correct the error and any overpayments revealed by the Audit will be promptly paid by Service Provider or credited to Company.

11.4.
Regulatory Audits. Upon written request made by a Governmental Authority to Service Provider or to Company, or by Company in response to a Governmental Authority request or circumstance related to Company Regulatory Obligations, Service Provider will promptly make available to the Governmental Authority or Company Auditors Service Provider Records and other information relating to Service Provider’s and its subcontractors’ compliance with the Regulatory Requirements and, if so requested, provide the requesting Governmental Authority or Company Auditors access in accordance with Section 11.6 to examine Service Provider’s or its subcontractors’ compliance with the Regulatory Requirements and for purposes of facilitating Company’s compliance with applicable Company Regulatory Requirements (“Regulatory Audits”).

11.5.
Service Provider Audits and Reporting. As part of the Services, Service Provider will supply Company with an annual SAS 70 Type II audit report (“Service Provider Audits”), performed as of with a final date after September 30 of each calendar year up to and including December 31 of each calendar year) . If such report is dated prior to December 31 in any given calendar year, Service Provider shall provide a letter or other statement reasonably acceptable to Company updating such report effective as of December 31 of such year. Service Provider Audits shall include an audit of any applicable Service Provider subcontractors. Company shall be entitled to provide input and assist in defining the scope of the Service Provider Audits, as they apply to the Services and Company audit requirements.

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11.6.	General Principles Regarding Audits.

(a)
Access. Service Provider shall provide Company and Company Auditors and requesting Governmental Authorities with reasonable access at reasonable times and after reasonable Notice to: (i) the parts of any Service Location at which the Service Provider is providing the Services; (ii) systems and assets used by Service Provider to provide the Services; (iii) Service Provider personnel providing the Services; (iv) Service Provider subcontractors and agents who perform any portion of the Services (including to such entity’s personnel, facilities, records, systems, controls, processes and procedures); and (v) all Service Provider Records. Company Audits will be conducted in a manner that does not unreasonably disrupt or delay Service Provider’s performance of the Services hereunder or any other services for its other customers.

(b)
Copies of Audit Reports; Notice of Deficiency. Upon completion of any Service Provider Audit, Service Provider shall provide Company and, upon request, Company Auditors: (1) a copy of the Service Provider Audit reports, and (2) written notice of any deficiencies or material weaknesses found and/or reported as a result of the Service Provider Audit. Upon completion of any Operational Audit, Regulatory Audits and/or Financial Audit (collectively, “Company Audits”), Company shall notify Service Provider of any deficiencies or material weaknesses found as a result of the Company Audit, and provide Service Provider with copies of portions of Company Audit reports reflecting or based upon information obtained from Service Provider.

11.7.
Action Plan. As part of the Services, in the event any Audit reveals a deficiency or material weakness, Service Provider shall promptly provide Company and Company Auditors with a plan of action to correct the deficiency or material weakness, which plan of action shall be subject to Company’s written approval and shall, at a minimum, include: (1) details of actions to be taken by Service Provider and/or its subcontractors to correct the deficiency or material weakness, and (2) target dates for successful correction of the deficiency or material weakness (“Action Plan”). Service Provider shall also provide Company with Notice of Service Provider’s successful completion of each action identified in the Action Plan.

11.8.
Cost of Audits. The costs of Audits shall be borne as follows: (i) Service Provider shall be responsible for its costs to perform (including any Service Provider subcontractors’ costs) the Service Provider Audits and for Service Provider’s and Service Provider subcontractors’ reasonable cooperation and provision of access for Company Audits; and (ii) Company shall be responsible for all costs associated with Company Audits (other than Service Provider’s reasonable cooperation and provision of access), except as provided for in Section 11.3.

ARTICLE XII
INDEMNIFICATION

12.1.
Indemnification by Service Provider. Service Provider shall indemnify, defend and hold harmless Company, Company Affiliates and their respective directors, officers, employees, subcontractors and agents (collectively, the “Company Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered in respect of Third Party Claims (except in the case of paragraph (a), (b) or (c), in which the claim may also be made by any of the Company Indemnitees), whether based in whole or in part in contract, tort, negligence, statute or otherwise, arising from any of the following:

(a)	the death of or bodily injury to any third party or to any employee of Company or any Company Affiliate (or their respective subcontractors);

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(b)	the loss of or damage to the real or tangible personal property (whether owned or leased) of any third party or any Company Indemnitee;

(c)
Service Provider’s failure to pay and discharge any Taxes (including interest and penalties) for which Service Provider is responsible pursuant to the provisions of this Agreement, including any Taxes resulting from Service Provider’s failure to pay, deduct or withhold Taxes with respect to any personnel, agents, subcontractors or suppliers of any of the Service Provider Entities;

(d)	any breach by Service Provider of its representations, warranties or covenants set forth in this Agreement, except pursuant to Section 8.1(c); or

(e)
any act or omission of any Service Provider Entity in its capacity as an employer of a Person and arising out of or relating to (i) federal, state or other Laws or regulations for the protection of Persons who are members of a protected class or category of Persons, (ii) sexual discrimination or harassment, and (iii) any other aspect of the employment relationship or its termination (including claims for breach of an express or implied contract of employment) which arose when the Person asserting the Third Party Claim was or purported to be an employee of the Service Provider Entity.

12.2.
Indemnification by Company. Company shall indemnify, defend and hold harmless Service Provider, Service Provider Affiliates, and their respective directors, officers, employees, subcontractors and agents (collectively, the “Service Provider Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered in respect of Third Party Claims (except when the claim may also be made by any of the Service Provider Indemnitees), whether based in whole or in part in contract, tort, negligence, statute or otherwise, arising from any of the following:

(a)	the death of or bodily injury to any third party or to any employee of Service Provider or any Service Provider Affiliate (or their respective subcontractors);

(b)	the loss of or damage to the real or tangible personal property (whether owned or leased) of any third party or any Service Provider Indemnitee;

(c)
Company’s failure to pay and discharge any Taxes (including interest and penalties) for which Company is responsible pursuant to the provisions of this Agreement, including any Taxes resulting from Company’s failure to pay, deduct or withhold Taxes with respect to any personnel, agents, subcontractors or suppliers of any of the Service Provider Entities;

(d)	any breach by Company of its representations, warranties or covenants set forth in this Agreement, except pursuant to Section 8.1(c); or

(e)
any act or omission of any Company Entity in its capacity as an employer of a Person and arising out of or relating to (i) federal, state or other Laws or regulations for the protection of Persons who are members of a protected class or category of Persons, (ii) sexual discrimination or harassment, and (iii) any other aspect of the employment relationship or its termination (including claims for breach of an express or implied contract of employment) which arose when the Person asserting the Third Party Claim was or purported to be an employee of the Company Entity.

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12.3.
Infringement Indemnity. Service Provider shall indemnify, defend and hold harmless the Company Indemnitees from and against any and all Indemnifiable Losses arising from Third Party Claims that any Work Product or Services or any other item, information, system, deliverable, software or service provided or used under this Agreement by Service Provider (or any Service Provider agent, contractor, subcontractor or representative) (except for Company Software or hardware provided by Company hereunder), or Company’s use thereof (or access or other rights thereto) in connection with the Services, infringes or misappropriates the Intellectual Property Rights of a Third Party; provided however, Service Provider shall not have such an obligation to indemnify to the extent that such infringement or misappropriation is caused by (i) specifications provided by Company, except to the extent that Service Provider knew that compliance with such specifications would lead to or result in such infringement or misappropriation; (ii) Company’s use of such item in combination with any product or equipment not owned, provided, developed or authorized by Service Provider, except where Service Provider knew that such combination would be used by Company and did not object. If any deliverable or item provided by Service Provider hereunder is held to constitute, or in Service Provider’s reasonable judgment is likely to constitute, an infringement or misappropriation, Service Provider will in addition to its indemnity obligations, at its expense and option, and after consultation with Company regarding Company’s preference in such event, either: (A) procure the right for Company Indemnitees to continue using such deliverable or item; (B) replace such deliverable or item with a non-infringing equivalent, provided that such replacement does not result in a degradation of the functionality, performance or quality of the deliverable or item; (C) modify such deliverable or item, or have such deliverable or item modified, to make it non-infringing, provided that such modification does not result in a degradation of the functionality, performance or quality of the deliverable or item; or (D) create a feasible workaround that would not have any adverse impact on Company.

12.4.	Indemnification for Third Party Claims. The following procedures shall apply with respect to indemnification for Third Party Claims arising in connection with this Agreement:

(a)
Promptly after receipt by a party (the “Indemnified Party”) of notice of the assertion or the commencement of any Third Party Claim with respect to any matter within the scope of Sections 12.1, 12.2 or 12.3 (as applicable), the Indemnified Party shall give Notice thereof to the other party (the “Indemnifying Party”) and shall thereafter keep the Indemnifying Party reasonably informed with respect thereto; provided, however, that the failure of the Indemnified Party to give the Indemnifying Party such prompt Notice will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure results in prejudice to the Indemnifying Party’s defense of such Third Party Claim. Within fifteen (15) days following receipt of Notice from the Indemnified Party relating to any Third Party Claim, but no later than ten (10) days before the date on which any response to a writ, statement of claim, complaint or summons is due, the Indemnifying Party shall notify the Indemnified Party in writing that the Indemnifying Party shall assume control of the defense and settlement of such Third Party Claim (the “Assumption Notice”).

(b)
If the Indemnifying Party delivers the Assumption Notice relating to any Third Party Claim within the required notice period, and if the Third Party Claim seeks only monetary relief against the Indemnified Party, and for so long as the Indemnifying Party diligently conducts the defense of such Third Party Claim, the Indemnifying Party will be entitled to have sole control over the defense and settlement of such Third Party Claim; provided, however, that the Indemnified Party will be entitled to participate in the defense of such Third Party Claim and to employ counsel at its own expense to assist in the handling of such Third Party Claim.

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(c)
If the Indemnifying Party fails or chooses not to assume the defense of any such Third Party Claim within the prescribed period of time, then the Indemnified Party may assume the defense of any such Third Party Claim at the cost and expense of the Indemnifying Party.

(d)
The Indemnifying Party may compromise, settle or resolve a Third Party Claim without the Indemnified Party’s Consent if the compromise, settlement or resolution involves only the payment of money by the Indemnifying Party (whether on its own behalf or on behalf of the Indemnified Party) and the Third Party claimant provides the Indemnified Party a release from all liability regarding the Third Party Claim. Otherwise, the Indemnifying Party may not compromise, settle or resolve the Third Party Claim without the Indemnified Party’s Consent.

ARTICLE XIII
LIMITATION OF LIABILITY

13.1.
Limitation on Consequential Damages. EXCEPT FOR APPLICABLE DAMAGES RELATING TO SERVICE PROVIDER’S ATTEMPTED TERMINATION OF THIS AGREEMENT OTHER THAN IN ACCORDANCE WITH ITS TERMS AND CONDITIONS, OR ABANDONMENT OF THIS AGREEMENT AS SET FORTH IN SECTION 15.6 HEREOF AND DAMAGES RELATING TO SERVICE PROVIDER’S FRAUD, MISREPRESENTATION OR FAILURE TO PROVIDE TERMINATION ASSISTANCE SERVICES IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER ARISING FROM OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, WHETHER OR NOT FORESEEABLE, AND REGARDLESS OF THE CAUSE OF SUCH DAMAGES EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

13.2.	Limitation on Direct Damages.

(a)
The liability of Service Provider to Company for any direct damages resulting from, arising out of or relating to this Agreement, whether based upon an action or claim in contract, equity, negligence, tort or otherwise, will not exceed an amount equal to $**, except Service Provider’s liability for such damages arising from a breach of Service Provider’s obligations under Sections 3.4, 3.5, 3.6 or 3.7 will not exceed $** (the “Service Provider Damages Limitation”). Notwithstanding the foregoing, the Service Provider Damages Limitation shall not apply to: (1) any breach by Service Provider of the terms of Sections 9.1 or 9.2; (2) claims relating to Service Provider’s willful or intentional misconduct, fraud or gross negligence; (3) claims for injury to Person or property; (4) claims for indemnification under Sections 12.1 or 12.3; (5) Service Provider’s failure to provide Termination Assistance Services; and (6) Service Provider’s wrongful termination of this Agreement. In connection with Sections 3.4, 3.5, 3.6 and 3.7 hereof, Company acknowledges that Service Provider cannot and does not guarantee that no Security Breach will occur, despite its compliance with such sections and other relevant provisions of this Agreement.

** Confidential Treatment Requested.

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(b)
The liability of Company to Service Provider, whether based upon an action or claim in contract, equity, negligence, tort or otherwise, will not exceed, in any year, an amount equal to ** during the ** prior to the assertion of the claim (“Company Damages Limitation). Notwithstanding the foregoing, the Company Damages Limitation shall not apply to: (1) any breach by Company of the terms of Section 9.1; (2) claims for indemnification under Sections 12.2.

13.3.
Cumulative Remedies. Except for Service Levels specifically identified on a Service Level Agreement as an “Exclusive Remedy Service Level”, no remedy or election under this Agreement will be deemed exclusive, but will be cumulative with, in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise. In the case of a breach of any provision of an Exclusive Remedy Service Level, the Service Level Credit for such Exclusive Remedy Service Level shall be the sole and exclusive remedy of Company for Service Provider’s breach of such Service Level Agreement.

ARTICLE XIV
INSURANCE

14.1.
Insurance Coverage. During the Agreement Term, Service Provider shall obtain and maintain at its expense those insurance policies with the minimum insurance limits set forth in the attached Schedule 14.1.

ARTICLE XV
TERMINATION

15.1.
Termination for Convenience. Company may at any time terminate (a) this Agreement or (b) one or more Service, for convenience by providing Service Provider with ** prior written Notice of its intent to terminate and paying Service Provider certain termination fees as follows: (i) in the case of the termination of this Agreement as a whole for convenience, Company shall pay Service Provider an amount that equals ** billed by Service Provider under the applicable SOW (the “Termination for Convenience Fee”) for each month remaining in the Term.  Company will be under no further obligation to pay any Service Charges from and after the date of termination, except for those Charges required for Termination Assistance Services pursuant to Section 15.4 (Termination Assistance); and (ii) in the case of the termination for convenience for less than the Agreement as a whole, Company shall pay Service Provider ** to reflect the Services being terminated, and Company will be under no further obligation to pay any Service Charges from and after the date of termination with respect to the terminated Services, except for those Service Charges required for Termination Assistance Services pursuant to Section 15.4.

15.2.	Termination for Cause. Company may terminate this Agreement as a whole or any Statement(s) of Work, for cause and without the payment of any termination fees, penalties or charges:

(a)
Immediately upon Notice to Service Provider by Company, if Service Provider breaches any of its material duties or obligations under this Agreement and does not cure such breach within ** days after Notice thereof (identifying the basis for such Notice).

** Confidential Treatment Requested.

Confidential

(b)
Immediately upon Notice to Service Provider by Company, if Service Provider commits a series of non-material or persistent breaches of which it has received notice from Company in each case, that Company perceives in the aggregate to have a significant adverse impact on the Services and fails to cure such breaches within ** days after Notice thereof (identifying the basis for such Notice).

(c)
If Service Provider (i) becomes or is declared insolvent, or is unable to pay its debts; (ii) enters into an agreement for the cancellation, extension, or readjustment of substantially all of its obligations; (iii) enters into or files a petition, arrangement, application, action or other proceeding seeking the appointment of a trustee or liquidator of or a receivership for all or a substantial part of its assets and relief or protection under applicable bankruptcy laws, (iv) suffers the appointment of a receiver-manager or other third party with similar power over the assets; or (v) has proceedings seeking any such appointment in clauses (iii) or (iv) commenced against it which are not terminated or dismissed within ninety (90) days of such commencement, then Company may, by giving Notice of termination to Service Provider, terminate this Agreement as of a date specified in such Notice of termination.

(d)
If Service Provider incurs Damages to Company in excess of the Service Provider Damages Limitation set forth in Section 13.2(a), as such Damages are either finally adjudicated or agreed to by the parties, immediately upon Notice to Service Provider by Company.

(e)	If Company has not, pursuant to the Transition Plan, accepted all In-Scope Services by **.

(f)	Upon the occurrence of any one of the following events (each, a “Service Level Termination Event”):

(i)	Service Provider’s failure to meet a Service Level for ** consecutive months or ** months out of any ** month period.

(ii)	Service Provider’s failure to meet the Increased Impact Level for ** consecutive months or ** months out of any ** month period.

For purposes of determining whether a Service Level Termination Event has occurred, Service Level Credits earned shall include all Service Level Credits incurred, regardless of whether such Service Level Credits are actually paid or credited to Company.

15.3 Termination for Cause. Service Provider may terminate this Agreement as a whole for cause and without the payment of any termination fees, penalties or charges:

(e)
Immediately upon Notice to Company ** days after Company’s receipt of the second written notice of failure to pay from Service Provider, provided in accordance with the following. Such notices of non-payment shall be in writing, with an additional copy to the Chief Executive Officer of Company, including identification of all unpaid and undisputed amounts, and Service Provider’s intention to terminate this Agreement if payment is not received, with the first of such notices due at least ** days after such payment was due and an additional notice of the same type at least ** days after the delivery of the initial notice.

** Confidential Treatment Requested.

Confidential

(f)
If Company (i) becomes or is declared insolvent, or is unable to pay its debts; (ii) enters into an agreement for the cancellation, extension, or readjustment of substantially all of its obligations; (iii) enters into or files a petition, arrangement, application, action or other proceeding seeking the appointment of a trustee or liquidator of or a receivership for all or a substantial part of its assets and relief or protection under applicable bankruptcy laws, (iv) suffers the appointment of a receiver-manager or other third party with similar power over the assets; or (v) has proceedings seeking any such appointment in clauses (iii) or (iv) commenced against it which are not terminated or dismissed within ninety (90) days of such commencement, then Service Provider may, by giving Notice of termination to Company, terminate this Agreement as of a date specified in such Notice of termination.

15.3.
Termination for Force Majeure Event. If any Force Majeure Event lasts longer than ** consecutive days, and substantially prevents, hinders or delays Service Provider’s performance of any of the Services, then Company may immediately terminate this Agreement as a whole, or by affected Statement(s) of Work, without obligation to pay any termination fees, penalties or charges.

15.4.	Termination Assistance.

(a)
For a period of at least ** months but no more than ** months following expiration or any termination of this Agreement or any SOW (the “Termination Assistance Period”), Service Provider will perform, at the request of Company, the terminated or expired In-Scope Services and provide to Company or a Successor Service Provider any and all cooperation, assistance and services reasonably requested by Company to allow the terminated or expired In-Scope Services to continue without interruption or adverse effect, to mitigate any disruption to Company’s business, and to facilitate the orderly transfer of responsibility for the terminated or expired In-Scope Services to Company or to one or more Successor Service Providers (collectively, the “Termination Assistance Services”).

(b)
During the Termination Assistance Period, Company will pay Service Provider: (i) for continued performance of the expired or terminated In-Scope Services, the Service Charges applicable to those In-Scope Services as set forth in the Charges Schedule, provided that in the event of Termination Assistance Services upon expiration of the Agreement, the Service Charges applicable to the expired In-Scope Services at the end of the applicable SOW Term or any extension period to the SOW Term will apply; and (ii) for activities associated with the transition of In-Scope Services to Company or a Successor Service Provider that are not within the scope of the In-Scope Services, on a time and materials basis at the then-current hourly rates.

(c)
The terms of this Agreement will govern the provision of In-Scope Services and the conduct of the parties during the Termination Assistance Period. Without limiting the generality of the foregoing, the Service Level Agreement and Service Level Credits will also continue to apply during the Termination Assistance Period.

15.5.
License Termination and Exit Rights. Upon the expiration or termination of this Agreement and any Termination Assistance Services for any reason, the licenses granted to Service Provider pursuant to this Agreement shall automatically terminate and Service Provider and Company further agree to implement, respectively, those items and matters set forth on Schedule 15.6 attached hereto.

** Confidential Treatment Requested.

Confidential

15.6.
Abandonment of Agreement. Service Provider acknowledges that its abandonment of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Service Provider therefore agrees that Company will have the right to apply to any court of competent jurisdiction for a temporary or provisional order restraining any such abandonment of this Agreement by Service Provider, without the necessity of posting bond. This right will be in addition to any other remedy available under this Agreement.

15.7.
Survival of Provisions. Upon the expiration or termination of this Agreement for any reason, the provisions of Articles VIII, IX, X, XI, XII, XIII, XIV, XV, XVI, XVII, and IX and Sections 6.3, 6.4, 6.5 and 6.6 shall survive indefinitely.

ARTICLE XVI
DISPUTES

16.1.	Disputes In General. The Parties will resolve all Disputes in accordance with the procedures described in Schedule 16.1 (the “Dispute Resolution Procedures”).

16.2.
Continued Performance. Except where prevented from doing so by the matter in Dispute, Service Provider agrees to continue performing its obligations under this Agreement while any good faith Dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

ARTICLE XVII
BUSINESS CONTINGENCIES

17.1.	Disaster Recovery Services.

(a)
Disaster Recovery Plan. Throughout the term of this Agreement, as part of the Services, Service Provider shall maintain a disaster recovery plan appropriate to the provision of the In-Scope Services and as attached hereto as Schedule 17.1, (the “Disaster Recovery Plan”) and the capacity to execute and perform such plan. Service Provider will perform testing of the Disaster Recovery Plan at least once each year in accordance with the Charges Schedule, and will provide the test results to Company.

(b)
Disaster Recovery Procedures. Upon Service Provider’s determination of a disaster or the possibility of the occurrence of a disaster situation, Service Provider will promptly notify Company and institute the Disaster Recovery Plan. During a disaster, Service Provider will not give greater priority to any of its other customers in its recovery efforts than it gives to Company. Either party may retain a Third Party to provide In-Scope Services in the event that a disaster lasts in excess of ** consecutive hours, or more than ** hours during any ** day period, and Service Provider will be liable for payment for such replacement services from the Third Party for so long as the disaster continues. Company will continue to pay Service Provider the appropriate Service Charges for the In-Scope Services during such time and in accordance with the Charges Schedule.

** Confidential Treatment Requested.

Confidential

17.2.	Force Majeure.

(a)
If Service Provider is rendered unable, wholly or in part, by a Force Majeure Event, to carry out some or all of its obligations under this Agreement or a Statement(s) of Work, then during the continuance of such inability, the obligation of the Service Provider to perform the obligations so affected shall be suspended. The Service Provider shall promptly notify Company verbally (to be confirmed in writing within twenty-four (24) hours of the inception of the event) of the occurrence of the Force Majeure Event, which Notice shall include information with respect to the nature, cause and date of commencement of the occurrence(s), and the anticipated scope (and the obligations, the performance of which are thereby delayed) and duration of the delay. The Service Provider shall continue to use commercially reasonable efforts to mitigate the impact or consequence of the event on the unaffected party and to recommence performance whenever and to whatever extent possible without delay. Upon the conclusion of a Force Majeure Event, the affected party shall, with all reasonable dispatch, take all necessary steps to resume the obligation(s) previously suspended. Notwithstanding the foregoing, Service Provider’s performance of any of its obligations under this Agreement shall not be suspended or excused pursuant to this Section 17.2 if Service Provider could end or reduce the effect of the Force Majeure Event by complying with a provision in the Disaster Recovery Plan. Subject to paragraph (c) below, in the event of any Force Majeure Event, Company shall not pay any Service Charges in respect of the Services so affected.

(b)
If a Force Majeure Event substantially prevents, hinders or delays Service Provider’s performance of any In-Scope Services for more than ** consecutive hours, or more than ** hours in a ** period, then Company may procure replacement services from an alternate source, and Service Provider will be liable for payment for such replacement services from the alternate source for so long as the delay in performance continues.

ARTICLE XVIII
AFFECTED EMPLOYEES

18.1
Affected Employees. Company may agree in any SOW to provide Service Provider with the opportunity to offer employment to certain of the employees of Company in connection with the execution of the Agreement and one or more SOW (the “Affected Employees”). In such event, the relevant SOW shall incorporate the provisions set forth in the “Affected Employees Provisions” Schedule 18.1 and such other provisions as may be agreed by the Parties.

ARTICLE XIX
MISCELLANEOUS

19.1.
Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as provided in Article VII, neither party shall assign this Agreement or any part hereof or any benefit or interest herein without the prior written Consent of the other party, except that Company may assign its rights and delegate its duties and obligations under this Agreement to one or more of its Affiliates and/or as part of the sale or transfer of all or substantially all of its assets and business, including by merger or consolidation to a Person that assumes and has the ability to perform Company’s duties and obligations under this Agreement. Any attempted assignment or delegation of any rights, duties, or obligations in violation of this Section will be invalid and without effect.

** Confidential Treatment Requested.

Confidential

19.2.
General Principles Regarding Service Provider Personnel. The personnel assigned to the Company account will be and remain employees of Service Provider, and Service Provider will provide for and pay the compensation and other benefits of such personnel, including salary, health, accident and workers’ compensation benefits and all taxes and contributions that an employer is required to pay (or withhold) with respect to the employment of employees.

19.3.
Relationship of Parties. In connection with this Agreement, each party is an independent contractor; each has sole authority and control of the manner of, and is responsible for, its performance of this Agreement. This Agreement does not and shall not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the parties for any purpose. Neither party may create or incur any liability or obligation for or on behalf of the other party, except as described in this Agreement.

19.4.
Notice. Wherever under this Agreement one party is required or permitted to give notice to the other party (and no specific person is named as the appropriate recipient of such notice), such notice (“Notice”) shall be in writing and shall be delivered personally, sent by nationally recognized express courier or sent by registered or certified mail (return receipt requested and postage prepaid). Any such Notice shall be deemed given when actually received and shall be addressed as follows:

In the case of Company:

Eurobancshares, Inc.
Carr #1
Km. 24.5
San Juan, Puerto Rico 00920
Attn: Noel Aponte, CIO-VP, IT

with a copy (which shall not constitute effective notice) to:

Eurobancshares, Inc.
Carr #1
Km. 24.5
San Juan, Puerto Rico 00920
Attn: Felix Leon, Chief Operating Officer

and with a copy (which shall not constitute effective notice) to:

Hunton & Williams LLP
1445 Ross Avenue
Suite 3700
Dallas, Texas 75202-2799
Attn: Peter G. Weinstock
Telecopy: (214) 468-3599

In the case of Service Provider:

Telefonica Empresas
Metro Office Park
17 Street 2 Suite 600
Guaynabo, PR 00968
Telecopy: 1-787-273-5561 Fax
Attn: Adolfo Montenegro, Vice President - GM

Confidential

with a copy (which shall not constitute effective notice) to:

Telefonica
1111 Brickell Ave
10th Floor
Miami, FL, 33131
Telecopy: 1-305-925-5238
Attn: Joanna Romano, Legal Director

Either party from time to time may change its address or designee for notification purposes by giving the other party Notice of the new address (which new address must be within the United States) or designee and the date upon which such change will become effective.

19.5.
Severability. If any term, provision, or restriction of this Agreement or any schedule hereto is held by a court or panel of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and such schedules shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and applicable term, provision or restriction of this Agreement will be deemed to be restated to reflect the original intentions of the parties as nearly as possible in accordance with applicable law.

19.6.
No Third Party Beneficiaries. Nothing contained in this Agreement is intended or shall be construed to confer upon any Person (other than the parties hereto and the Company Indemnitees specifically identified in Article VII, and Company’s Affiliates entitled to receive Services hereunder) any rights, benefits or remedies of any kind or character whatsoever, or to create any obligations of a party to any such Person, including to any suppliers, customers or subcontractors of a party.

19.7.
Publicity. Service Provider shall not make any press releases, public announcements or similar public disclosure relating to this Agreement or its subject matter, including promotional or marketing material without Company’s Consent.

19.8.
Amendment; Waiver. Other than in accordance with the Change Control Procedures, this Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties to this Agreement. Unless otherwise expressly provided in this Agreement, a delay or omission by either party in exercising any right or power under this Agreement will not be construed to be a waiver thereof. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof.

19.9.
Entire Agreement. This Agreement (including the Schedules hereto and the SOWs hereunder, each of which is incorporated herein by reference) constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties with respect to such subject matter.

Confidential

19.10.
Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the state of Florida, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. Subject to the Dispute Resolution Procedures set forth in Article XVI above, the parties consent to venue in the Commonwealth of Puerto Rico and to the nonexclusive jurisdiction of the United States District Court for the Commonwealth of Puerto Rico and of any court situated in San Juan, Puerto Rico, for all litigation which may be brought with respect to the terms of, and the transactions and relationships contemplated by, this Agreement. The parties further consent to the jurisdiction of any court located within a district that encompasses assets of a party against which a judgment or award has been rendered for the enforcement of such judgment or award against the assets of such party.

19.11.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument binding on the parties, notwithstanding that both parties are not signatories to the original or the same counterpart

ARTICLE XX
TRANSFER AND MANAGEMENT OF THIRD PARTY SERVICE CONTRACTS

20.1
Transfer and Management of Third Party Agreements. Certain SOWs may require the transfer of Company equipment, software, or third party agreements to the Service Provider and/or the management of Company equipment, software or third party agreements by the Service Provider. All such transfer or management responsibilities will be identified in the particular SOW, and the SOW shall contain additional terms and conditions with respect to such assets.

ARTICLE XX
DEFINITIONS

“Affiliate” means, with respect to any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Audit” means, collectively and individually, Company Audits, Service Provider Audits, Operational Audits, Financial Audits and Regulatory Audits.

“Business Day” means each Monday through Friday, other than national holidays recognized by Company.

“Change” means: (1) any change to (a) the Services or any of the processes or procedures used to perform the Services, or (b) the Service Level Agreement; (2) any change to (a) the Service Locations, (b) the Security Requirements, Company Regulatory Requirements, Service Provider Regulatory Requirements, or (c) the Disaster Recovery Plan; (3) any change that disrupts the provision of the Services; or (4) any amendment, modification, addition or deletion proposed by a party to this Agreement.

“Company Data” means the following data, whether provided or produced before, on, or after the Effective Date:

(a)
All data that is provided by or on behalf of Company to Service Provider in order for Service Provider to provide the In-Scope Services, including keyed input and electronic capture of information by the In-Scope Services;

Confidential

(b)	All data that is provided by or on behalf of Service Provider to Company by means of the In-Scope Services, including reports;

(c)	Consumer Information; and

(d)	All data that is produced by means of the In-Scope Services as an intermediate step in using or producing any of the Company Data, including databases and files containing Company Data.

“Company Software” shall have the meaning given in Statement of Work Number 1.

“Consent” means consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by a party given in accordance with the Agreement.

“Consumer Information” shall mean all records, files, reports and other data relating to Company’s customers provided to Service Provider by or on behalf of Company, its Affiliates or business partners, or otherwise collected or obtained by Service Provider, in connection with the In-Scope Services, including but not limited to, customer accounts, customer names, addresses and social security numbers, as well as any information derived therefrom.

“Contract Managers” means the Service Provider Project Manager and Company Contract Manager.

“Dispute” means any dispute, claim or controversy of any kind or nature arising under or in connection with the Services or otherwise in connection with the Agreement or the transactions contemplated thereby (including disputes as to the Services, billing, or the creation, validity, interpretation, breach or termination of the Agreement).

“Force Majeure Event” means an event(s) meeting both of the following criteria:

(a)
Caused by any of the following: (w) catastrophic weather conditions or other extraordinary elements of nature or acts of God; (x) acts of war (declared or undeclared), acts of terrorism, insurrection, riots, civil disorders, rebellion or sabotage; (y) failures of telecommunications providers or other utilities; and (z) changes in Law or acts of or failure to act by any federal, provincial, local or foreign Governmental Authority; provided, however, that the parties expressly acknowledge and agree that Force Majeure Events do not include (i) vandalism, (ii) Service Provider’s inability to obtain hardware, software, on its own behalf or on behalf of Company, or its inability to obtain or retain sufficient qualified personnel, (iii) the non-performance of subcontractors or agents relied on for the delivery of the Services, or (iv) any failure to perform caused solely as a result of a party’s lack of funds or financial ability or capacity to carry on business; and

(b)
The non-performing party is without fault in causing or failing to prevent the occurrence of such event, and such occurrence cannot be circumvented by reasonable precautions and could not have been prevented or circumvented through the use of commercially reasonable alternative sources, workaround plans or other means (including, with respect to Service Provider, by Service Provider meeting its security and disaster recovery obligations described in this Agreement).

Confidential

“Governmental Approval” means any license, consent, permit, approval, or authorization of any Governmental Authority, or any notice to any Governmental Authority, the granting of which is required by Law, Service Provider Regulatory Requirements or Company Regulatory Requirements, for the consummation of the transactions contemplated by this Agreement.

“Governmental Authority” means any nation or government, any federal, state, province, territory, city, town, municipality, county, local or other political subdivision thereof or thereto, any quasi-governmental authority, and any court, tribunal, arbitral body, taxation authority, department, commission, board, bureau, agency, instrumentality thereof or thereto or otherwise which exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Increased Impact Level” shall mean those Service Levels identified as such on a Service Level Agreement.

“Indemnifiable Loss” means losses, claims, obligations, demands, assessments, fines and penalties (whether civil or criminal), liabilities, expenses and costs (including reasonable fees and disbursements of legal counsel, accountants and other advisors or consultants) actually suffered or incurred by a Person relating to any act or omission of a party for which the other party may seek indemnification under the Agreement.

“Intellectual Property Rights” means all intellectual property rights, including (i) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secret, Confidential Information, know-how, process, technology, development tool, ideas, concepts, design right, moral right, data base right, methodology, algorithm or invention, (ii) any right to use or exploit any of the foregoing, and (iii) any other proprietary right or intangible asset (including software).

“Law” means all applicable laws (including those arising under common law), statutes, codes, rules, regulations, reporting or licensing requirements, ordinances and other pronouncement having the effect of law of the United States, Puerto Rico, any foreign country or any domestic or foreign state, county, city or other political subdivision, including those promulgated, interpreted or enforced by any governmental or regulatory authority.

“Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, penalty, deficiency, assessment, Taxes, cost, expense (including reasonable attorneys’ fees and reasonable costs of investigation litigation and settlement), obligation, disgorgement or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Losses” means all Liabilities, judgments, claims, settlements, losses, damages, charges, liens, Taxes, penalties, obligations and expenses.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, corporation, limited liability company, partnership, trust, association, joint venture, unincorporated organization or entity of any kind or nature, or a Governmental Authority.

“Regulatory Requirements” means the Service Provider Regulatory Requirements and the Company Regulatory Requirements.

“Security Requirements” means the security requirements set forth in Section 3.7.

Confidential

“Service Acceptance Date” the date when Company accepts an In-Scope Service in accordance with the Transition Plan.

“Service Level Credit” means the credit due to Company in the event of a Performance Failure, as calculated in accordance with Section 4.3(a).

“Service Provider Entity” means Service Provider, any Service Provider Affiliate or any subcontractor of Service Provider or any Service Provider Affiliate, or any of their respective employees or agents.

“Services” means, collectively, (i) the Transition Services in accordance with Article II, (ii) the In-Scope Services in accordance with Section 3.1, (iii) the Termination Assistance Services in accordance with Section 15.4, and (iv) any other services referenced or set forth in this Agreement.

“Software” or “software” means any computer programming code consisting of instructions or statements in a form readable by individuals (source code) or machines (object code), and documentation and supporting materials therefor, in any form or medium, including electronic media.

“SOW Effective Date” means, with respect to a SOW, the effective date of such SOW, as set forth on such SOW.

“Statement(s) of Work” means the statements of work attached hereto describing the In-Scope Services as set forth in Section 3.1 and any additional statements of work expressly referencing this Agreement, describing new services, agreed upon and duly executed by the parties during the Agreement Term, and attached hereto.

“Successor Service Provider” means a Person that provides services to Company similar to the In-Scope Services following the termination or expiration of the Agreement.

“Tax” or “Taxes” means any federal, state, provincial, county, municipal, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, consumption, transfer, recording, license, goods and services, harmonized sales, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority that is currently in effect or may become effective during the Agreement Term, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Third Party” means a Person other than a party.

“Third Party Claim” means any claim, demand, action, cause of action or other proceeding asserted by a Person other than a party or such party’s Affiliates, whether by legal process or otherwise.

“Transition Period” means, with respect to a Service, the period of time beginning on the applicable SOW Effective Date for the Service and ending on the applicable Service Acceptance Date.

Confidential

IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the parties hereto as of the Effective Date.

Eurobancshares, Inc.

By:	/s/ Rafael Arrillaga Torrens, Jr.

Name:	Rafael Arrillaga Torrens, Jr.

Title:	President and CEO

Telefonica USA, Inc.

By:	/s/ Pete R. Pizarro

Name:	Pete R. Pizarro

Title:	CEO

Confidential